Fulton Financial Corporation Declares Quarterly Cash Dividend

LANCASTER, PA--(Marketwire -12/20/11)- Fulton Financial Corporation (NASDAQ: FULT - News) will pay a quarterly cash dividend of six cents per share on its common stock on January 13, 2012 to shareholders of record as of January 2, 2012. This amount is a one cent per share increase over the five cents per share paid in October 2011.

Fulton Financial Corporation, a $16 billion Lancaster, Pa.-based financial holding company, has 3,850 employees and operates 273 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through six affiliate banks.

Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.

Contact:

Laura J. Wakeley
Office: 717-291-2616